Exhibit 99.1

FOR IMMEDIATE RELEASE
FEBRURY 20, 2004
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP INCREASES DIVIDEND

     Munster, Indiana — - The NorthWest Indiana Bancorp, the holding company for Peoples Bank, announced today that the board of directors has declared a $.01 (one cent) per share increase in its quarterly cash dividend paid to shareholders.

     The Bancorp’s new quarterly dividend of $.31 (thirty one cents) represents a 3.3% increase over the previous dividend of $.30 (thirty cents). The dividend will be paid to shareholders of record as of March 26, 2004 with payment made on April 8, 2004.

     David A. Bochnowski, Chairman and Chief Executive Officer noted that the Bancorp had record earnings of $5.9 million during 2003. Bochnowski noted that the Bancorp’s return on equity was 14.65% for 2003.

     “Peoples Bank has a consistent track record of rewarding our shareholders for their investment in a community bank committed to strengthening the economy of Northwest Indiana. The strategic performance of Peoples Bank has permitted our board of directors to raise our dividend for seventeen consecutive years,” Bochnowski said.

     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website at www.ibankpeoples.com provides information on the Bank’s products, services, interest rates and investor relations.

     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area and competition. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission.